AMENDMENT NO. 4 TO AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment No. 4 to the Amended and Restated Transfer Agency and Service Agreement is entered into as of April 24, 2012 by and between Russell Investment Company (the “Fund”) and Russell Fund Services Company (the “Transfer Agent”), to be effective as of July 1, 2012.

WHEREAS, the Fund and the Transfer Agent entered into an Amended and Restated Transfer Agency and Service Agreement dated January 1, 2008 (the “Agreement”);

WHEREAS, the Fund and the Transfer Agent subsequently amended Schedule 2.1 of the Agreement on September 1, 2008;

WHEREAS, the Fund and the Transfer Agent subsequently amended Schedule 2.1 of the Agreement on September 1, 2010; and

WHEREAS, the Fund and the Transfer Agent desire to amend Schedule 2.1 of the Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1. AMENDED SCHEDULE 2.1

Effective July 1, 2012, Schedule 2.1 dated September 1, 2010 is replaced in its entirety with Schedule 2.1 dated July 1, 2012, attached hereto.

2. CONTINUING AGREEMENT

Except as expressly amended by this Amendment to the Agreement, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Transfer Agency and Service Agreement to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

RUSSELL INVESTMENT COMPANY	RUSSELL FUND SERVICES COMPANY

By:	By:
Name:	Name:
Title:	Title:

RUSSELL INVESTMENT COMPANY

TRANSFER AGENCY AND SERVICE AGREEMENT

AMENDED AND RESTATED SCHEDULE 2.1

JULY 1, 2012

FEES

As consideration for the Transfer Agent’s services, the Transfer Agent shall receive from each series of the Fund, except the RIC LifePoints Target Date 2015 Strategy, 2020 Strategy, 2025 Strategy, 2030 Strategy, 2035 Strategy, 2040 Strategy, 2045 Strategy, 2050 Strategy, 2055 Strategy and In Retirement Funds, an annual transfer agent and service fee of the following annual percentages of the average daily net assets of each series during the month.

Share Class	Transfer Agency Fee
Classes A, B, C, E, S and R	0.20%
Class I	0.12%
Class Y	0.0044%

As consideration for the Transfer Agent’s services, the Transfer Agent shall receive from the RIC LifePoints Target Date 2015 Strategy, 2020 Strategy, 2025 Strategy, 2030 Strategy, 2035 Strategy, 2040 Strategy, 2045 Strategy, 2050 Strategy, 2055 Strategy and In Retirement Funds, an annual transfer agent and service fee of the following annual percentages of the average daily net assets of each series during the month.

Share Class	Transfer Agency Fee
Classes A, E, S, R1, R2 and R3	0.00%